Exhibit 99.3

Alkami to Acquire MANTL to Expand Account Opening Capabilities
Combination Creates Powerhouse Digital Sales and Service Platform
PLANO, Texas, February 27, 2025 (PRNewswire) -- Alkami Technology, Inc. (Nasdaq: ALKT) (“Alkami”), a leading cloud-based digital banking solutions provider for financial institutions in the U.S., today announced that it signed a definitive agreement to acquire Fin Technologies, Inc. (“MANTL”) for an enterprise value of $400 million, on a debt free, cash free basis and subject to customary purchase price adjustments, expected to be $7 million. Alkami plans to fund the acquisition with cash of approximately $380 million and restricted stock units issued to continuing MANTL employees with an estimated value of $13 million at transaction closing in replacement for unvested compensatory stock options.
MANTL is the premier account opening solution that allows financial institutions to acquire commercial, business and retail customers through any channel for virtually any deposit account type. MANTL, combined with Alkami’s Digital Banking and Data & Marketing Solutions, creates the industry-leading digital sales and services platform for financial institutions.
MANTL is unique in that it offers a multi-tenant, core-agnostic, single platform that enables financial institutions to support all channels in opening deposit accounts, including in-branch, call center and digital. MANTL automates the account opening process for virtually all deposit account types and roles, and transforms the process across a financial institution’s entire operation, including front-, middle-, and back-office. MANTL has 112 financial institution clients live on its platform ranging in size from $80 million to over $20 billion in assets.
Founded in 2016 by Nathaniel Harley and Benjamin Conant, MANTL has helped its clients raise over $31 billion in deposits while saving employees over 350,000 hours through automation and process transformation. Financial institutions that use MANTL experience a median retail account opening time of under five minutes, three times faster than the national benchmark. For business accounts, the median account opening experience is less than 10 minutes compared to an industry average of 3.5 hours. On average, 85% of applications receive an automated decision, vastly improving the efficiency of the financial institution.
With the acquisition of MANTL, Alkami solidifies its position as the de facto digital sales and service platform in the industry, allowing financial institutions to onboard, engage and grow their account base. Alkami is already a leader in engagement. Its digital banking solution was awarded “Best Banking App” by Tearsheet in 2024, and is the fastest-growing digital banking platform among all U.S. financial institutions. Alkami also has the premier solution for growth. Its data and marketing capabilities are purpose-built for financial institutions and provide 50,000 descriptive data tags and a dozen AI predictive models trained on analyzing more than 18 billion core transactions to improve cross-selling efforts, increase revenue and reduce churn. MANTL addresses one of the paramount concerns of financial institutions - onboarding new customers with speed, security and ease and deepening share-of-wallet with existing clients.

Alex Shootman, Alkami Chief Executive Officer said, “MANTL is a leader in account opening, allowing financial institutions to boost deposit growth with a higher application conversion, higher initial funding, and less fraud than competitive alternatives. And, when combined with Alkami’s strengths in digital banking and data and marketing, it completes the Alkami Digital Sales & Service Platform, our solution to help financial institutions land and expand the account holder relationship and create competitive advantage.”
Shootman continued, “This business combination creates a tremendous opportunity for Alkami to expand market share and generate cross sell within its client base, driving additional revenue growth and enhancing our competitive offering among financial institutions. We are thrilled to welcome the MANTL team to Alkami and look forward to leveraging our collective capabilities to serve financial institutions.”
“Since we founded MANTL nine years ago, our mission has remained constant: build technology that creates an equitable banking landscape where community financial institutions can not only survive but thrive," said Nathaniel Harley, MANTL co-founder and Chief Executive Officer. "We are excited to join the Alkami family, a move which sets MANTL on a path to deliver even greater value to our clients and the banking industry at large.”
Alkami plans to provide commentary on the acquisition during its fourth quarter 2024 earnings call on February 27, 2025. The completion of the MANTL acquisition remains subject to certain standard conditions, and is expected to close on or before March 31, 2025.
Conference Call
Alkami will host a conference call at 5:00 p.m. ET on February 27, 2025 to discuss its fourth quarter 2024 financial results and the MANTL acquisition with investors. A live webcast of the event will be available on the Alkami investor relations website at investors.alkami.com. In addition, a live dial-in will be available domestically at 1-800-836-8184 and internationally at 1-646-357-8785, using conference code 39894. The webcast replay will be available on the Alkami investor relations website.
About Alkami
Alkami Technology, Inc. is a leading cloud-based digital banking solutions provider for financial institutions in the United States that enables clients to grow confidently, adapt quickly, and build thriving digital communities. Alkami helps clients transform through retail and business banking, digital account opening, payment security, and data and marketing solutions. To learn more, visit www.alkami.com.
About MANTL
MANTL is a financial technology firm offering unified account origination technology that empowers banks and credit unions to seamlessly open deposit accounts on any banking channel in real time. MANTL Deposit Origination is among the fastest and most performant solutions on the market; consumers can open a new deposit account in under three minutes, businesses can open a new deposit account in under 10 minutes, and MANTL customers raise billions in core deposits each month. Founded in 2016, MANTL is a privately held company headquartered in New Jersey with the backing of prominent venture capital investors. For more information, visit mantl.com or follow MANTL on LinkedIn.

Investor Relations Contact
Steve Calk
ir@alkami.com

Media Relations Contacts
Marla Pieton
marla.pieton@alkami.com

Valerie Kerner
alkami@fullyvested.com